FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended June 30, 2026

Compound Real Estate Bonds II, Inc.

Commission File No. 024-12644

39-3048580

I.R.S Employer Identification No.

Florida

(State or other jurisdiction of incorporation or organization)

1185 Avenue of the Americas, 3rd floor

New York, NY 10036

(Address of Principal Executive Office)

(800) 560-5215

Issuer’s Telephone Number

Compound Bonds

(Title of each class of securities issued pursuant to Regulation A)

In this report (the “Annual Report”), unless the context otherwise indicates, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Compound Real Estate Bonds II, Inc., a Florida corporation, and our wholly-owned subsidiary Compound Lending II, LLC, a Delaware limited liability company, which we refer to as “CLL II.” Additionally, “CH” or “Parent” refers to Compound Real Estate Holdings, Inc., a Florida corporation, and parent company of the Company and Compound Administrative Services LLC, a Delaware limited liability company. In certain circumstances, we use “Compound” as an overarching term to refer to the each of the entities listed above as a cohesive group.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Compound Real Estate Bonds II, Inc. (the “Company”, “CREB II,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. These risk factors include, but are not limited to, the factors referenced in the Compound Real Estate Bonds II, Inc. Offering Circular filed pursuant to Regulation A, dated August 29, 2025, (“Offering Circular”) in the section entitled “RISK FACTORS” beginning on page 6, which are incorporated herein by reference to the Offering Circular.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Compound Real Estate Bonds II, Inc.

ANNUAL REPORT ON FORM 1-K

For the Year ended June 30, 2026

i

PART II

Compound Real Estate Bonds II, Inc.

Item 1. Business

Our History

We were incorporated under the laws of the State of Florida on June 18, 2025. to purchase or otherwise acquire mortgages and other liens on and interests in real estate. Our investments will be primarily secured by properties located in high-growth metropolitan areas across the United States and Canada, with particular focus on the Sunbelt region, Southern California, and the Greater Toronto Area. These assets may include multi-family housing, single-family rental portfolios, industrial buildings, and select office properties.

We anticipate that (i) at least 55% of our assets will consist of “mortgages and other liens on and interests in real estate”, (ii) up to an additional 25% of our assets will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests), and (iii) not more than 20% of our total assets consist of assets that have no relationship to real estate provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act. Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates.

In its Regulation A Offering, the Company provides fixed interest rate digital bonds of at least 8.5%. Depending on market circumstances, the Company may, from time to time, propose temporarily or permanently increase the interest rate, though the base interest rate will not be reduced below 8.5% APY (any changes to the interest rate will be employed through the filing of a post qualification amendment to its Regulation A Offering Circular combined with approval by a majority of the outstanding principal amount of Bonds purchased by investors pursuant to the Company’s Offering Circular). The proceeds from bonds purchased by consumers will be used by the Company to acquire real estate, lent out to households and businesses through asset backed loans secured by real estate, or used to purchase existing asset-backed loans secured by real estate.

Our principal office is located at 1185 Avenue of the Americas, 3rd floor, New York, NY 10036 and our phone number is 1-800-560-5215. Our corporate website address is located at www.compoundrealestatebonds.com. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this report.

Background – the Compound Group of Companies

Our Parent was incorporated under the laws of the State of Florida on September 28, 2021. Compound Real Estate Holdings, Inc. aims to provide an alternative to the low interest saving accounts at traditional institutions. Through its subsidiaries, Compound provides consumers with fixed interest rate digital bonds. Our Parent’s other bond issuing subsidiary, Compound Real Estate Bonds, Inc., initially sold Bonds with a fixed interest rate of 7%, which was increased to 8.5% APY in April 2024.

On March 15, 2022, our Parent established Compound Administrative Services LLC (“Compound Administrative Services”) as a cost-sharing effort to utilize personnel more efficiently throughout the our Parent’s group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Compound Administrative Services. Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company, its Parent, and affiliates of its Parent certain administrative services, administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services.

Our Parent has developed the Compound Fintech Platform that provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user will automatically purchase one of our $10.00 Bonds. The application was under beta testing during 2022 and began onboarding users in January 2023. The Compound Fintech Platform interfaces with certain back-end computer software and database infrastructure developed and owned by the Company that processes and manages data provided by investors via the Compound Fintech Platform.

The following reflects the current organization structure of CH:

(1)	Compound Real Estate Holdings, Inc. owns 100% of the issued and outstanding capital stock of Compound Administrative Services LLC, Compound Real Estate Bonds, Inc., and Compound Real Estate Bonds II, Inc.
(2)	Compound Real Estate Bonds, Inc. and Compound Real Estate Bonds II, Inc. are each party to an Administrative Services Agreement with Compound Administrative Services LLC.
(3)	Compound Real Estate Bonds II, Inc. owns 100% of the issued and outstanding membership interests of Compound Lending II, LLC. Compound Real Estate Bonds, Inc. owns 100% of the issued and outstanding membership interests of Compound Lending II, LLC

On October 26, 2024, Compound Lending LLC, (a subsidiary of our Parent’s other bond issuing Company, Compound Real Estate Bonds, Inc.) commenced operations and began acquiring its first real estate assets for Compound Real Estate Bonds, Inc.

On June 18, 2025, our Company was formed by CH. Our business model is centered primarily around purchasing and originating senior secured loans and other liens on and interests in real estate.

On July 11, 2025, we formed our wholly-owned subsidiary Compound Lending II, LLC (“Compound Lending II”). Compound Lending II provides loan and investment origination and processing services for our Company. On April 1, 2026, Compound Lending II commenced operations and began acquiring real estate assets for us.

Our Business Model

We are an early stage company, which, through our wholly owned subsidiary Compound Lending II, plan to implement our business model. Our business model is centered primarily around purchasing and originating senior secured loans and other liens on and interests in real estate. We anticipate that at least 80% of our assets will consist of real estate as well as mortgages and other liens on and interests in real estate, and that the remainder of our assets will consist of real estate assets (which may include interests in whole pool mortgage-backed securities (MBS) and debt obligations secured by a pool of whole mortgage loans) and/or cash and cash equivalents. We will sell Bonds in our Regulation A Offering to provide the capital for these activities.

We expect to generate income from (i) the difference between the interest rates we charge on our real estate loans and mortgages and other real estate investments which we have acquired and the interest we will pay to the holders of our Bonds; (ii) loan origination fees generated by Compound Loans (1% to 3% of the amount of a loan originated by Compound Loans charged to the borrower, the proceeds from which will flow to the Company); (iii) profits we realize on the sale of the interests in real estate that we acquire, and (iv) rental income from interests in real estate that we acquire. Our Parent will have the sole discretion to determine the terms and mix of our asset acquisitions. We may facilitate our investment objectives through the use of special purpose entities, wholly or majority owned by the Company. The special purpose entities may undertake the funding, acquisition and/or subsequent management and/or disposition of target assets. The Company may sell minority interests in such special purpose entities to investors outside of our Regulation A Offering.

Our Investment Strategy

We use a value driven investing approach where we seek to purchase real estate and real estate related debt for less than what we believe is their intrinsic value. Our flexible approach focuses on identifying quality income-producing investments across these asset classes, regardless of location or property type. While aim to build a diverse portfolio across property types and geographies, we take a high conviction thematic investment approach and aim to weigh our portfolio across markets where we believe there are strong opportunities for grown and stability.

For more information about our overall strategy and the particular assets we plan to target, please see the section entitled “OUR INVESTMENT STRATEGY,” starting on page 3 of our Offering Circular.

Recent Operations

The Company’s business to date has been focused on raising capital, conducting market research and analysis on potential real estate investment opportunities, and beginning to deploy the capital it has raised. The Company began deploying assets into real estate loans in April of 2026, and as of July 31, 2026, has deployed approximately 25% of its assets and is continuing to originate real estate loans and acquire real estate assets which meet its investment criteria. As of July 31, 2026, the Company held $5,500,000 in real estate backed loans with an average LTV of 50%, and LTVs ranging from 15% - 50%. All loans are for a one-year term with no principal due until the end of the loan term. The properties secured by these loans are located in the Canadian Province of Ontario and the State of Florida. The properties are a mix of Class A residential and industrial.

As of July 31, 2026, approximately 30% of the aggregate principal value of these loans were purchased from a third party, with interest rates ranging from 11%-13%. Approximately 70% of the aggregate principal value of these loans were originated by the Company’s affiliate, with interest rates ranging from 12% to 13%. Approximately 36% of the Company’s outstanding loan portfolio was concentrated in a single loan of $2,000,000 secured by an industrial property with an LTV of 50% in the Canadian Province of Ontario. An additional 27% of the Company’s outstanding loan portfolio was concentrated in a single loan of $1,500,000 secured by a residential property in Florida with an LTV of 38%. Other than these two loans, no other single loan represented more than 15% of the Company’s outstanding loan portfolio.

The Company currently holds the remainder of its available assets in interest bearing accounts and liquid U.S. government bonds to earn a return while it continues to search for and deploy its Capital in investment opportunities. The success of our Company will be based on our ability to deploy the Capital we have raised in income producing assets.

Compound Fintech Platform

CH has developed technology solutions, including the Compound App and the Compound Websites (each of which display substantially the same information to users), that facilitate the purchase of Bonds and provide each user with information on the Bonds he or she owns. We refer to the Compound App and the Compound Website collectively as the “Compound Fintech Platform.” The Compound Fintech Platform interfaces with certain back-end computer software and database infrastructure developed and owned by the Company that processes and manages data provided by investors via the Compound Fintech Platform. The Compound Fintech Platform provides information about each user’s personal investment in Bonds but does not provide information about Bonds owned by other individuals, does not provide any information about the current financial status of Company, and does not provide any information concerning the assets owned by the Company. We will pay a license fee to CH in the amount of 2% of the value of the total Bonds sold on the Compound Fintech Platform each year. Such technology license fees are payable from operating revenue and/or proceeds of our Regulation A Offering.

Compound App

The Compound App is designed to support the target market for our Bonds and provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user will automatically purchase a $10.00 Bond. The Compound App is available via the web at https://www.compoundrealestatebonds.com, for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Compound App users download the application and simply link their bank account to the Compound App. If engaging in the round-up feature, they connect their debit card or credit card to the Compound App. Every time the user shops or completes any checking account transaction, the Compound App automatically rounds up their purchase to the next dollar, tracks the spare change and then automatically uses it to purchase Bonds. The user’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can also make one time or recurring purchases of Bonds.

Compound Websites

By accessing our Compound Website at www.compoundrealestatebonds.com, investors in our Compound Bonds can create a username and password and indicate agreement to our terms and conditions and privacy policy.

The Compound Website offers users the following features:

●	Bonds available for purchase online directly from us. Users may purchase Bonds directly from us through the Compound Website;

●	No purchase fees charged. We will not charge users any commission or fees to purchase Bonds through the Compound Website. However, other financial intermediaries, if engaged, may charge users commissions or fees;

●	Invest as little as $1,000. Users will be able to build ownership in our Bonds over time by making an initial purchase of $1,000 and additional purchases in $10 increments;

●	Flexible, secure payment options. Users may purchase Bonds electronically or by wire transfer, and we will provide funding instructions; and

●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Following your initial purchase of Bonds, you can elect to participate in our auto-invest program, or the “Auto-Invest Program,” on the Compound Websites and App. This program allows users to automatically invest in additional Bonds on a reoccurring basis (e.g., daily, bi-weekly or monthly) subject to an amount and investment parameters that users may designate.

Marketing

Our Bonds will be marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral.

Operations – Administrative Services Agreement with Compound Administrative Services LLC

On July 11, 2025, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services, an affiliate. Compound Administrative Services was established on March 15, 2022 as a cost-sharing effort to utilize personnel more efficiently throughout our Parent’s group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Compound Administrative Services. Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services.

Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff for the Company’s operations and general corporate operation purposes under the Administrative Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Compound Administrative Services under the Administrative Services Agreement. The reimbursement amounts payable to Compound Administrative Services by the Company will accrue until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of our Regulation A Offering allocated to working capital and distributions from Compound Lending II, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending II), which reimbursement payments will be made in advance on a monthly basis.

The reimbursement amount under the Administrative Services Agreement, will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This annual reimbursement amount will be based on the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement and as Compound Administrative Services has not yet determined salary payment amounts or the benefits it will provide to our executive officers and the other personnel employed by Compound Administrative Services.

There will be no fees under the Administrative Services Agreement.

Pursuant to the Administrative Services Agreement, Compound Administrative Services also agreed to certain indemnification provisions, whereby Compound Administrative Services agreed to indemnify, defend, and hold harmless our Company, including its stockholders, officers, directors, and other agents against claims, liabilities, and expenses of whatever kind, including reasonable attorneys’ fees, which arise out of or are related Compound Administrative Services’ services to the Company pursuant to the Administrative Services Agreement.

The term of the Administrative Services Agreement will continue until it is terminated. The Administrative Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information, please see the Administrative Services Agreement, which is Exhibit 6.1 hereto, and Item 5 herein, which summarizes expenses incurred and amounts owed pursuant to the Administrative Services Agreement.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Administrative Services Agreement with Compound Administrative Services for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Executive Offices

Compound Administrative Services provides office space to us under the terms of the Administrative Services Agreement described above. As described in the Administrative Services Agreement, we will reimburse Compound Administrative Services a to-be-determined portion of the total office expenses associated with this office space. This amount has not been determined as of the date of the report.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests. More information can be found in our Offering Circular, RISK FACTORS beginning on page 6, where are hereby incorporated by reference herein.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Government Regulation

The Company’s real estate business is subject to multiple laws, including regulations applicable to ownership, rental and construction of properties. Regulations may vary from jurisdiction to jurisdiction and from state to state. In any jurisdictions or states in which we operate, we may be required to obtain licenses and permits to conduct business.

The federal government and the state and local jurisdictions in which the Company operates have enacted extensive laws, regulations and policies that affect the lending and servicing of loans manner in which the Company’s business is conducted, including but not limited to we conduct our other business operations. The Company’s business is subject to multiple laws including regulations applicable to note servicers. The lending industry is heavily regulated by laws governing lending practices at the federal, state, and local levels. In addition, changes in these laws, regulations and policies, as well as proposals for new laws, regulations and policies proposals for further regulation of the financial services industry are continually being introduced. Failure of the Company or its Servicer to comply with these laws could lead to loss of the property, legal fees, and other unexpected costs that could adversely affect investments. Some of the laws and regulations to which the Company and its servicer are subject include those pertaining to:

●	real estate settlement procedures;

●	fair lending, mortgage disclosures, and lender licenses;

●	compliance with federal and state disclosure requirements;

●	fair debt collection and credit reporting;

●	the establishment of maximum interest rates, finance charges, and other charges;

●	secured transactions and foreclosure proceedings; and

●	private regulations providing for the use and safeguarding of non-public personal financial information of borrowers.

While the Company will use its best efforts to comply with all laws, including federal, state, and local laws and regulations, claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities. These legal actions could expose the Company to significant damages, legal fees or other penalties that would adversely affect the Company and its ability to distribute income to Investors.

Competition

The Company competes with many others engaged in real estate investment including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. Significant increases in the number of listings for entry level housing in the geographic areas where the Company’s properties are located, if not met by a similar increase in demand, is likely to cause downward pressure on rental rates and, potentially, impact the value of our real estate assets.

Reporting

We must keep appropriate books and records with respect to the business of the Company. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP, unless otherwise required by applicable law or other regulatory disclosure requirement. For financial reporting purposes and tax purposes, the Company’s fiscal and tax year runs from July 1 to June 30, unless otherwise determined by our Parent in accordance with the Internal Revenue Code.

The Company will be required to make annual and semi-annual filings with the SEC. The Company will make annual filings on Form 1- K, and will include audited financial statements for the previous fiscal year. The Company will make semi-annual filings on Form 1-SA, which will include unaudited financial statements for the six months to December 31. The Company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The Company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 investors of record and have filed at least one Form 1-K.

Under the Securities Act, the Company must update our Offering Circular upon the occurrence of certain events, such as asset acquisitions. At least every 12 months, the Company will file a post-qualification amendment to our Offering Circular, to include the Company’s recent financial statements and updated disclosures. The Company may supplement the information in our Offering Circular by filing a supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system and the Company’s website. You should read all the available information before investing.

No Public Market

Although under Regulation A the Bonds are not “restricted securities,” Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Bonds, and we do not intend to list Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Bonds until at least Maturity.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in the Offering Circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Overview

Compound Real Estate Bonds II, Inc. (“CREB II”) raises capital from individual investors and deploys the proceeds into real estate-backed assets, primarily short-term mortgages, through its subsidiary Compound Lending II, LLC, while holding cash in U.S. Treasury securities.

During the fiscal year ended June 30, 2026, the Company began operations. Key activities during the year included the development and enhanced its digital investment platform, resulting in growth in its user base and investment volume, capital raising through the sale of Compound Bonds, and investment in Real Estate mortgages.

Results of Operations

For the year ended June 30, 2026, CREB II earned total interest income of $91,962, consisting of approximately $42,000 from interest in FDIC insured accounts, approximately $25,000 from U.S. Treasury Bills and $19,047 from mortgage investments. These income streams represent the start of the Company’s active investing operations. From June 18, 2025 (our inception) through June 30,2025 we did not generate any revenues.

Total operating expenses during the period year ended June 30, 2026 were $1,468,381, representing compensation-related costs (approximately $192,127), office and administrative expenses (approximately $63,951), marketing and advertising (approximately $519,113), and interest accrued on Compound Bonds issued to investors (approximately $693,190). By contrast, there were no expenses for the twelve-day period from inception to June 30, 2025. The net loss for the year ended June 30, 2026 was $1,376,417, with this loss being expected due to the fact that the Company incurred significant expenses to market its Regulation A Offering to attract capital and is still in the process of deploying that capital and so has not yet generated sufficient revenue from its real estate loans and other investments to allow it to cover costs. There was no gain or loss for the twelve-day period from inception to June 30, 2025.

Our Company is an early-stage company. From our inception until September 2025, we were primarily focused on organizational matters, as well as preparing, filing, and obtaining SEC qualification of an offering of up to $75,000,000 worth of Compound Bonds under Tier 2 of Regulation A under the Securities Act (the “Regulation A Offering”). Since the Regulation A Offering was qualified on September 18, 2025, we have been focused on raising funds from the sales of our Compound Bonds from investors to fund our principal plan of operations, and on making and acquiring loans backed by liens in real estate. As of the date of this report we are still in the process of raising and deploying capital.

The majority of our expenses are incurred through the Administrative Services Agreement with Compound Administrative Services, an affiliated entity formed as a cost-sharing effort to utilize personnel more efficiently throughout our Parent’s group of companies, which provides the Company certain administrative services, personnel, office facilities, equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company. Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. During fiscal year 2025-2026, the Company’s share of expenses incurred or processed through Compound Administrative Services on behalf of the company totaled $605,602. This amount was primarily drive by marketing and advertising expenses incurred on behalf of the Company ($519,113), as described above. As of June 30, 2026 (the date of the Company’s most recent financial statements), the Company owed Compound Administrative Services $0.

We have started acquiring mortgages and interests in real estate and other real estate assets, and plan to continue to do so in accordance with our business model as we receive funds from selling the Compound Bonds in the Regulation A Offering through the efforts of the principals of the Company and through a network of referral sources including mortgage brokers, professional and business advisers, commercial banks and Chambers of Commerce and other business and trade organizations.

Liquidity and Capital Resources

As of July 31, 2026, through Our Regulation A Offering, 2,712,110 Compound Bonds have been sold for $10 each, and 598,021 of the Compound Bonds have been redeemed by investors, leaving 2,114,089 Compound Bonds outstanding (representing a total liability of $21,870,885 when compounded interest is included) and 5,385,911 Compound Bonds remaining to be sold for cash in our Regulation A Offering. However, we only had $16,767,293 in liquid assets (consisting of $14,253,112 in cash and cash equivalents, $2,421,510 in U.S. government bonds, and $92,671 in readily tradable real estate related securities) with which to satisfy potential redemptions, and total assets of $19,972,293.

As of June 30, 2026, we had liquid assets of $16,556,427, (consisting of $14,034,406 in cash and cash equivalents, $2,421,510 in U.S. government bonds, and $100,511 in real estate related securities), and total assets of $19,761,427. However, the total original principal amount of the outstanding Compound Bonds was $20,496,129, and the total outstanding amount of original principal and compounded interest on Compound Bonds was $21,137,844. As of June 30, 2025, we had no assets or liabilities.

We believe that the amount we have raised to date in our Regulation A Offering may not be sufficient to fund our expenses over the next twelve months since we will need capital in order to meet periodic bondholder redemptions. As the Company is only just beginning to generate revenues, it will be dependent on the monies raised via its Regulation A Offering to fund its operations. We do not have any external sources of capital and are dependent upon advances from Compound Administrative Services and CH to provide funds for our operations if we do not receive sufficient proceeds from the sale of Compound Bonds in this Regulation A Offering. CH, however, is under no obligation to advance us any funds.

The Company currently has no binding agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. As such, in order for us to close successfully on any potential investments we will need to either raise sufficient additional funds in our Regulation A Offering or be able to borrow adequate funds.

In order to operate our Company for the next 12 months, we will need to raise sufficient funds to offset bondholder redemptions as we deploy the capital we have raised. It is important to note that we will need to continue to sell Compound Bonds in order to maintain a steady portfolio of assets while allowing for periodic redemption by bondholders, since Compound Bonds are repayable on demand and borrowers can redeem their bonds shortly after purchase. For example, as July 31, 2026, 2,712,110 Compound Bonds had been sold for $10 each, but 598,021 of the Compound Bonds had been redeemed by investors, leaving 2,114,089 Compound Bonds outstanding.

We do not need to raise the full $74,800,000 to implement our business plan. However, if we fail to generate a total of $25,000,000 from our sales of Compound Bonds (after allowing for bond redemptions), we may not be able to fully carry out our plan of operations. We believe the proceeds from our sales of our Compound Bonds will allow us to operate for twelve months so long as we continue to sell sufficient Compound Bonds to satisfy periodic redemptions by bondholders. However, the extent of our operations will be less depending on the amount of proceeds received.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated any revenues and has limited operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of our financial statements.

We are dependent on advances from Compound Administrative Services and CH and proceeds from the Regulation A Offering to provide capital for our operations. Neither Compound Administrative Services nor CH is obligated to provide advances to us and we cannot assure you that we will be successful in raising proceeds in this Regulation A Offering. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contingent Liabilities

We may be subject to lawsuits, investigations, and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of June 30, 2025, June 30, 2026, or July 31, 2025.

Income Taxes

Compound Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

As of June 30, 2025 and June 30, 2026, we had no federal and state income tax expense.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

Trends & Uncertainties

We are currently implementing our value-driven investment strategy focusing on acquiring real estate and real estate-related debt. CREB II remains optimistic about value investment opportunities within the U.S. real estate market, informed by current market conditions and underlying fundamentals. Our strategic approach is grounded in comprehensive research to identify high-potential real estate assets in locations poised to benefit from key market trends, including the rising cost of first-time home ownership, decreasing mortgage interest rates, and stringent credit standards in the real estate mortgage sector. These dynamics enhance the attractiveness of multifamily and single-family properties, aligning with CREB’s commitment to value investing and optimizing real estate deal flow in a competitive market.

With strong investor engagement, ongoing asset purchases, and continued platform development, CREB II is well positioned for scalable growth in 2026. The Company plans to continue allocating capital toward real estate-backed investments and optimizing its digital platform to support a larger investor base. Operating efficiencies and increased interest income from maturing assets are expected to improve profitability in subsequent years.

However, our Company is funded through the sale of Compound Bonds, which are payable on demand, but plans to earn revenue through the investment of that money into relatively illiquid Real Estate assets. This planned pairing of assets and liabilities creates the possibility of more investors requesting withdrawals then we have readily available in liquid assets, which could force us to borrow money or seek to liquidate Real Estate assets on disadvantageous terms to meet the demand for redemptions. Should demand for redemptions exceed our ability to meet such demand with ready reserves, it will have a material effect on our ability to operate.

Item 3. Directors and Officers

The following table provides information on our current executive officers, directors, and key individuals:

Name	Age	Positions
Inderjit Tuli	78	President, Chief Executive Officer and Director
Harminder Singh Burmi	54	Senior Vice President, Chief Financial Officer and Director
John Tuli	53	Chief Strategy & Corporate Affairs Director and Director

Each of the above-named officers work for the Manager. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 50, and are hereby incorporated by reference herein.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

None of the above listed individuals have, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Family Relationships

John Tuli is the son of Inderjit Tuli.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in this annual report under “Management – Administrative Services Agreement with Compound Administrative Services,” as part of Item 1: Business. Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services. Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. The reimbursement amount under the Administrative Services Agreement will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us. However, for the periods from inception through the year ended June 30, 2026 and as of July 31, 2026, Compound Administrative Services is not requesting any reimbursements for salaries paid to the Company’s executive officers. Compound Administrative Services has not yet determined what, if any, salary payment amounts to be reimbursed by the Company that it will provide to our executive officers going forward.

Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

Item 4. Security Ownership of Management and Certain Securityholders

At June 30, 2026, the Company had 10,000 shares of our common stock issued and outstanding, all of which were held by CH. The following table sets out, as of June 30, 2026, the voting securities of CH that are owned by CH’s executive officers, directors, and other persons holding more than 10% of any class of CH’s voting securities or having the right to acquire those securities. Unless specified below, the business address of each of CH’s stockholders is c/o 1185 Avenue of the Americas, 3rd floor, New York, NY 10036. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of CH’s common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(1)
Inderjit Tuli	Common Stock	5	0	100%
Harminder Singh Burmi	Common Stock	0		0%
All CH officers and directors as a group (2 persons)	Common Stock	5	0	100%

(1)	Based on 5 shares of common stock of CH issued and outstanding as of June 30, 2026.

Item 5. Interest of Management and Others in Certain Transactions

Except as described herein, none of the following parties (each a “Related Party”) has, since inception to the date of this annual report, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our Parent or its officers and directors;

●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding interests; or

●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

On July 11, 2026, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services, an affiliate. The terms of the Administrative Services Agreement with Compound Administrative Services were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement, along with offering and other expenses paid on behalf of the Company. The terms of the Administrative Services Agreement are described in Item 1 Business above under the section entitled “Our Business - Operations – Administrative Services Agreement with Compound Administrative Services”. During fiscal year 2025-2026, the Company’s share of expenses incurred or processed through Compound Administrative Services on behalf of the company totalled $605,062. The Company’s share of expenses incurred by Compound Administrative Services are estimated to be approximately an additional $100,000 for the period between July 1, 2026 and July 31, 2026. As of July 31, 2026 the Company is estimated to owe Compound Administrative Services approximately $100,000. Related party debt is due on demand and does not bear interest.

On June 30, 2025, we entered into a verbal agreement with CH to pay a license fee to CH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Fintech Platform per year. In exchange, CH allows us along with current and potential bondholders to use the Compound Fintech Platform. Under the arrangement, CH has the discretion to impose a license fee of 2% of the value of Compound Bonds sold through the platform. The license fee does not become due or payable unless CH elects the fee. There are no other terms to such verbal agreement. If a dispute arises under our verbal agreement with CH, management (which also currently owns and operates CH) may be unwilling to enforce our rights, and even if willing to enforce our rights may also have limited ability to do so given the agreement’s verbal nature, this outcome could adversely affect our business, results of operations, financial condition, and future growth. The Company’s parent has not yet, and does not intend to declare this fee due and payable until at least 2027 in order to give the Company time to generate sufficient cash flow to pay the licensing fee. Were the fee to be declared payable as of July 31, 2026, the licensing fee would have been $542,422 (2% of the total value of the Compound Bonds sold as of July 31, 2026).

Our corporate office address is 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States, it is leased by Compound Administrative Services LLC (“CAS”) a related party by common ownership. CAS permits us to use this office without charge. It was determined that the current use of the has no material fair value, in consideration that we have no employees, operations or physical assets that occupy the premises and presently uses the location as a business address.

We formed a wholly owned subsidiary Compound Lending II, LLC on July 11, 2025. We intend for Compound Lending II, LLC to operate as a lender of residential and commercial mortgages; a role directly related to our business objectives as an investor in mortgage-backed securities. Compound Lending II, LLC commenced operations on April 1, 2026, and its finances are consolidated into the Company’s financials in accordance with GAAP.

See Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources, and Item 7. Financial Statements, Note 10 – Related Parties, for a discussion of related party transactions, which are hereby incorporated by reference herein.

Item 6. Other Information (Change in Certifying Accountant)

Item 6.4.1: Dismissal of Umair AK CPA LLC

i.	On July 27, 2026, Compound Real Estate Bonds II, Inc. (the “Company”) dismissed Umair AK CPA LLC (“Umair AK”) as the Company’s independent registered public accounting firm.

ii.	Umair AK’s audit report on the financial statements of the Company for an initial interim period from June 18, 2025 to July 7, 2025 contained no adverse opinion or disclaimer of opinion, nor was it qualified as to uncertainty, audit scope or accounting principles except that such reports included an explanatory paragraph describing the uncertainty of the Company’s ability to continue as a going concern.

iii.	The dismissal of Umair AK was agreed to by the Company’s Board of Directors.

iv.	During the initial period ended July 7, 2025, and through July 27, 2026, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) or reportable events (as described under Item 304(a)(1)(v) of Regulation S-K) with Umair AK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused Umair AK to make reference to the subject matter of the disagreement in connection with its reports.

v.	The Company provided Umair AK with its disclosures in this Annual Report on Form 1-K disclosing the dismissal of Umair AK and requested in writing that Umair AK furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. Umair AK’s response is filed as Exhibit 9.1 to this Form 1-K.

Item 6.4.2 Appointment of Joseph Komolafe, CPA LLC

i.	Following careful deliberation, on July 27, 2026, the Company engaged Joseph Komolafe, CPA LLC (“Komolafe”) as the Company’s independent registered public accounting firm.

ii.	Prior to retaining Komolafe, the Company did not consult with Komolafe regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

Item 7. Financial Statements

COMPOUND REAL ESTATE BONDS II, INC. AND SUBSIDIARY

Consolidated Financial Statements

for the fiscal years ended June 30, 2026, and June 30, 2025

and Independent Auditor’s Report

COMPOUND REAL ESTATE BONDS II, INC.

Joseph Komolafe, CPA LLC

1412 Anna Place, Baldwin, NY 11510

License# 126533

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of
Compound Real Estate Bonds II Inc.

Opinion

We have audited the accompanying financial statements of Compound Real Estate Bonds II Inc., a corporation, which comprises the statement of financial position as of June 30, 2026, and the related statements of activities, and functional expenses.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compound Real Estate Bonds II Inc. as of June 30, 2026. In accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our review in accordance with review standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Review of the Financial Statements section of our report. We are required to be independent of Compound Real Estate Bonds II Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our review. We believe that the review evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt Compound Real Estate Bonds II Inc. ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Review of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that a review conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Joseph Komolafe, CPA LLC

1412 Anna Place, Baldwin, NY 11510

License# 126533

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Compound Real Estate Bonds II Inc. internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Compound Real Estate Bonds II Inc. ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Joseph Komolafe, CPA LLC
License # 126533
Baldwin, NY

Date: August 7, 2026

COMPOUND REAL ESTATE BONDS II, INC.

CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

	As of 6/30/2026	As of 6/30/2025
ASSETS
Current assets:
Cash and cash equivalents	$14,034,406	$-
Mortgage investments	3,205,000	-
Treasury bills	2,421,510	-
Other investments	91,681	-
Accounts receivable	8,830	-
Total Current Assets	19,761,427	-

TOTAL ASSETS	$19,761,427	$-

Current liabilities:
Accounts payable	$-	$-
Accrued interest	641,715	-
Compound bonds	20,496,129	-
Total Current Liabilities	21,137,844	-

Shareholders’ deficit
Common stock	-	-
Accumulated losses	(1,376,417)	-
Total Shareholders’ deficit	(1,376,417)	-
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$19,761,427	$-

Management approved the consolidated financial statements on August 04, 2026.

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS II, INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

	Jul 1, 2025 to Jun 30, 2026	Jun 18, 2025 to Jun 30, 2025
INCOME
Interest income	$91,642	$-
Other income	322	-
	91,964	-
EXPENSES
Interest	693,190	-
General and administrative	583,064	-
Compensation and related expenses	192,127	-
TOTAL EXPENSES	1,468,381	-

Other income/(expense)	-	$-
NET LOSS	$(1,376,417)	$-

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS II, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

	COMMON STOCK	ADDITIONAL PAID IN CAPITAL	ACCUMULATED LOSSES	TOTAL
Balance at June 18, 2025 (Inception)	$-	$-	$-	$-
Loss for the fiscal year, 2025	-	-	-	-
Balance at June 30, 2025	$-	$-	$-	$-

For July 01, 2025 to June 30, 2026
Loss for the fiscal year, 2026	-	-	(1,376,417)	(1,376,417)
Balance at June 30, 2026	$-	$-	$(1,376,417)	$(1,376,417)

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS II, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

	Jul 1, 2025 to Jun 30, 2026	Jun 18, 2025 to Jun 30, 2025
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,376,417)	$-

Adjustments for:
(Increase)/decrease from operating assets:
Accounts receivable	(8,830)	-

Increase/(decrease) from operating liabilities:
Accounts payable	-	-
Accrued interest	641,715	-
Net cash generated from operating activities	(743,532)	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Mortgage investments	(3,205,000)	-
Treasury bills	(2,421,510)	-
Other investments	(91,681)	-
Net cash used in investing activities	(5,718,191)	-

CASH FROM FINANCING ACTIVITIES:
Compound bonds	20,496,129
Net cash generated from financing activities	20,496,129	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,034,406	-
Cash at beginning of year	-	-
CASH AT END OF YEAR	14,034,406	-

Represented by:
Cash and cash equivalents	14,034,406	-
CASH AT END OF YEAR	$14,034,406	$-

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS

Compound Real Estate Bonds II, Inc. (“the Company” or “CREB II”), a Florida corporation, was founded on June 18, 2025.

The Company is a wholly owned subsidiary of Compound Real Estate Holdings, Inc.

The accompanying consolidated financial statements include the accounts of Compound Real Estate Bonds II, Inc. and its wholly owned subsidiary, Compound Lending II, LLC formed on July 11, 2025. Any intercompany balances and transactions have been eliminated in consolidation.

Registered office:

1185 6th Avenue,

3rd Floor,

New York, NY, 10036

The Company onboards new app users through its digital platform to sell bonds. The issued bonds bear interest at 8.5% per annum based on 365 days basis, with interest credited daily to the bondholders’ accounts. The bonds are redeemable on demand of the bondholder. The par value plus any accrued but unpaid interest is included in the redemption amount.

The Company uses these proceeds to purchase real estate backed investment instruments, including mortgages and generate income on these mortgages. All subsequent payments made to bondholders were redemptions paid in accordance with the bondholder agreement.

2.	GOING CONCERN

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated sufficient revenues to fully cover all principal and interest obligations on its outstanding bonds from operating cash flow alone, and there can be no assurance that it will do so in future periods.

The Company cannot provide assurance that its existing assets will generate sufficient cash flow to repay all bonds in full at maturity. In the event that bondholder redemption requests exceed the Company’s available liquidity reserves, the Company would be dependent on its parent, Compound Real Estate Holdings, Inc. (‘CH’), to provide capital to support ongoing operations and redemption obligations. CH is under no contractual obligation to advance any such funds.

Management’s plans to mitigate these conditions center on active management of the Company’s investment portfolio and ongoing asset-liability matching. The Company maintains a diversified portfolio of income-producing assets, including real estate bridge loans, asset-backed lending positions, public credit investments, and U.S. Treasury and agency mortgage-backed securities, structured to generate recurring interest income and to provide liquidity for bondholder redemptions.

Management intends to deploy available capital into yield-generating mortgage loans and related secured credit investments with attractive risk-adjusted returns, in order to enhance net interest income and strengthen the Company’s capacity to service its bond obligations.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

Management actively monitors the duration, credit quality, and cash flow profile of portfolio assets against the maturity and redemption profile of outstanding bond obligations, and adjusts allocations as needed to maintain an appropriate liquidity position. Despite these efforts, there can be no assurance that these plans will be successfully implemented or will generate sufficient liquidity to meet the Company’s obligations as they come due.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities, that might be necessary should the Company be unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Financial Reporting

The consolidated financial statements of the Company have been prepared in accordance with U.S. Generally Accepted Accounting Principles (‘U.S. GAAP’).

b.	Management’s use of judgments and estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c.	Principles of Consolidation

The financial statements present balances of the Company and its wholly owned subsidiary Compound Lending II, LLC. The subsidiary company commenced operations in 2026. In accordance with ASC Topic 810 Consolidation, all intercompany accounts and transactions are eliminated in consolidation.

d.	Cash and cash equivalents

The Company considers cash, money market accounts, centralized cash management accounts and short-term, highly liquid investments with a maturity of three months or less, as cash in the financial statements. The balance of cash is held in Federal Deposit Insurance Corporation (‘FDIC’) insured bank accounts.

Cash and cash equivalents include all investor funds that have fully cleared and are held for the Company in custodial or operational bank accounts. Certain cash balances are held for the company in accounts maintained by entities as a centralized cash management. These funds are either awaiting deployment into mortgage investments or represent liquidity held to honour redemptions and other investor-related obligations. The cash is maintained in U.S. dollar denominated, non-interest-bearing checking accounts or in highly liquid, low-risk financial instruments, consistent with CREB II’s internal risk and compliance policies. The balances reconcile with both internal platform records and monthly bank statements, ensuring full traceability of investor flows.

The Company’s cash and cash equivalent balance is $14,034,406 on June 30, 2026.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

e.	Mortgage Investments

Mortgage Investments represent the underlying real estate loans and notes that support the Compound Real Estate Bonds II. These investments are structured to generate fixed returns and are carefully underwritten by CREB II’s asset management team. Each mortgage asset is recorded at its carrying value, net of any principal repayments and impairment considerations as of year-end. The investment portfolio of loans is diversified across multiple properties and geographies to reduce concentration risk, and all underlying assets are monitored for performance, risk exposure, and compliance.

f.	Receivable Deposits

Receivable Deposits: These represent investor funds that have been initiated for transfer into the CREB II platform but have not yet settled into the operating bank account as of balance sheet date. These transactions typically originate from ACH instructions initiated by investors purchasing Compound Real Estate Bonds II (CREB IIs). The receivable reflects timing differences between when the transaction is authorized and when the funds are confirmed as cleared by the payment processor.

As of June 30, 2026, the Company had $84,357 receivable deposits.

g.	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, generally three to five years. Assets over $500 are capitalized and depreciated, or amortized according to the Company depreciation and amortization policies.

As of June 30, 2026, the Company does not have any property and equipment requiring recognition in the financial statements.

h.	Intangible Assets

In accordance with ASC 350-40, internal use software is an Intangible asset that are not sold, leased or marketed but are acquired or internally developed to meet an entity’s needs. Capitalized software development costs are amortized over their estimated useful lives once the software is placed into service and are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

As of June 30, 2026, the Company does not have any intangible assets requiring recognition in the financial statements.

i.	Leases

The Company accounts for leases in accordance with ASC Topic 842 Leases, which requires lessees to recognize right-of-use assets and lease liabilities for leases with terms greater than 12 months. The standard also requires qualitative and quantitative disclosures to help users of the financial statements understand the amount, timing, and uncertainty of cash flows arising from leases.

As of June 30, 2026, the Company does not have any leases requiring recognition in the financial statements.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

j.	Share Capital

In accordance with ASC 505 ‘Equity’ the Company considers an equity instrument to be any contract that evidences a residual interest the assets of an entity after deducting all its liabilities. The Company’s common shares are classified as equity instruments. Incremental costs directly attributable to the issuance of new shares are recognized in equity as a reduction from the gross proceeds received from the issued shares. Share capital is reported on the balance sheet and statement of changes in shareholders’ equity.

k.	Basic and Diluted Earnings Per Share

Under ASC 260 ‘Earnings per share’, public companies shall present basic and diluted per-share amounts for income from continuing operations and for net income on the face of the income statement with equal prominence. The Company presents this information accordingly, because it is qualified by the SEC under Regulation A Offering, which allows it to raise capital of up to $75 million from the issuance of bonds. Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding. The computation of diluted EPS is similar to calculation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The Company had no dilutive instruments on June 30, 2026.

l.	Related Party Disclosures

Under ASC 850 ‘Related Party Transactions’ an entity or person is considered to be a ‘related party’ if it has control, significant influence or is a key member of management personnel. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company in accordance with the standard ASC 850 presents disclosures about related party transactions and outstanding balances with related parties.

m.	Revenue recognition

The Company’s primary source of income is derived from its mortgage and loan investment activities. Revenue is recognized in accordance with U.S. GAAP based on the nature of the underlying income stream.

Interest income

Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. When the collectability of interest is no longer probable, the Company places the related loan on nonaccrual status, and interest income is no longer recognized until collectability is reasonably assured.

n.	Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as operating loss carryforwards.

Deferred tax assets primarily relate to net operating loss carryforwards. A full valuation allowance has been recorded against the deferred tax assets because management believes it is more likely than not that the deferred tax assets will not be realized through future taxable income. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of June 30, 2026, the Company has not established a liability for uncertain tax positions.

o.	Advertising Costs

The cost of all advertising is expensed as incurred by the Company. Advertising and marketing costs for fiscal year 2026 are $519,113.

p.	Fair Value of Financial Instruments

In accordance with ASC 820 ‘Fair Value Measurement’ the Company categorizes financial instruments in a ‘fair value hierarchy’. The hierarchy categorizes the inputs used in valuation techniques into three levels. The hierarchy gives the highest priority to (unadjusted) quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The following are the three categories related to the fair value measurement of such assets or liabilities:

Level 1 -	inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date, it holds a position in a single asset or liability and the asset or liability is traded in an active market.

Level 2 -	inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Inputs are derived principally from or corroborated by observable market data by correlation or other means (‘market-corroborated inputs’).

Level 3 -	inputs are unobservable for the asset or liability. An entity develops unobservable inputs using the best information available in the circumstances, which might include the entity’s own data, taking into account all information about market participant assumptions that is reasonably available.

The following table presents the Company’s financial assets measured at fair value are the three categories related to the fair value measurement of such assets or liabilities:

	Jun 30, 2026
	LEVEL 1	LEVEL 2	LEVEL 3
Mortgage investments	$3,205,000
Treasury bills	$2,421,510
Other investments	$91,681
	$5,718,191	$-	$-

These are classified as Level 1; they are valued using quoted market prices in active markets.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

q.	Measurement of Credit Losses on Financial Instruments

The Company follows FASB ASU 2016-13. Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments for trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities are required to use a forward-looking expected loss model to evaluate impairment, potentially resulting in earlier recognition of allowances for losses. Enhanced disclosures are also required, including a requirement to disclose the information used to track credit quality by year or origination for most financing receivables.

The Company’s financial assets subject to this guidance primarily include mortgage investments and accrued interest receivable. The estimate of expected credit losses is based on historical experience, current conditions, and reasonable and supportable forecasts.

As of June 30, 2026, management has evaluated the collectability of these balances and determined that no allowance for credit losses is required.

4.	MORTGAGE INVESTMENTS

Mortgage investments represent real estate-backed lending arrangements entered into by the Company either directly or through its wholly owned subsidiary, Compound Lending LLC (“CLL II”).

The Company’s mortgage investments are structured to generate fixed returns and are underwritten based on borrower creditworthiness and collateral value. These investments are recorded at amortized cost, which represents the principal balance outstanding, net of principal repayments and any allowance for credit losses.

As of June 30, 2026, the Company’s mortgage investments are held through the following entities:

INVESTMENT VEHICLE	Jun 30, 2026
Compound Lending II LLC	1,205,000
Compound Real Estate Bonds II, Inc.	2,000,000
Total Mortgage Investments	$3,205,000

The Company’s mortgage investment portfolio is concentrated among a limited number of investment vehicles.

5.	COMPOUND BONDS

The Company offers compound bonds in increments of $10. These bonds have no maturity date and carry a fixed interest rate of 8.5% per annum. The bonds are subject to repayment at the demand of the bond holders, at any time.

As of June 30, 2026, there are $20,496,129 worth of compound bonds outstanding.

6.	COMPOUND BONDS ACCRUED INTEREST PAYABLE

Compound bonds that the Company has outstanding at June 30, 2026 have accrued interest in the amount of $641,715 at year end.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

7.	CONCENTRATIONS AND CREDIT RISK

Financial instruments, which potentially subject CREB II to credit risk, consist principally of cash. Cash balances are maintained at financial institutions insured by the Federal Deposit Insurance Corporation. (FDIC) and may, at times, exceed applicable federal insurance limits. The company monitors its banking relationships and exposure to uninsured balances. As of June 30,2026, certain cash balances exceeded applicable federal insurance limits.

8.	RISK MANAGEMENT AND UNCERTAINTY

Insurance: The Company is exposed to various risks of loss related to tort, theft of, damage to and destruction of assets, errors and omissions, and job-related illness or injuries to employees for which it carries commercial insurance to cover the risk of loss for both property and business liability. There are no known claims of incidents that may result in the assumption of material claims arising from potential losses as of June 30, 2026.

Legal: The Company, from time to time may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company’s management, any liability resulting from such litigation would not be material in relation to the Company’s financial position, results of operations and cash flows. There are no pending or threatened litigations.

General: Business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn, or otherwise, changes in regulations on imports, competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operation.

9.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business.

The Company does not have any contingencies or commitments as of June 30, 2026.

10.	RELATED PARTIES

CREB II’s corporate office address is 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States, it is leased by Compound Administrative Services LLC (‘CAS’) a related party by common ownership. CAS permits the Company to use this office without charge. It was determined that the current use of the office has no material fair value, in consideration that CREB II has no employees, operations or physical assets that occupy the premises and presently uses the location as a business address.

Compound Administrative Services, Compound Real Estate Bonds, Inc., and Compound Gold Bonds, Inc. are affiliated entities under common ownership with the Company. Intercompany balances arise from transactions and expenses paid between the entities in the normal course of operations.

Balances due to related parties are non-interest bearing and payable on demand.

COMPOUND REAL ESTATE BONDS II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2026, and JUNE 30, 2025

(Expressed in United States Dollars)

11.	SUBSEQUENT EVENTS

Management evaluated subsequent events through August 04, 2026, the date the consolidated financial statements were available to be issued.

The consolidated financial statements do not include any adjustment that may result from these conditions.

No other subsequent events have occurred that would require adjustment to or disclosure in the consolidated financial statements.

Item 8. Exhibits

2.1	Certificate of Incorporation*
2.2	Bylaws*
3.1	Form of 8.5% Demand Bond*
4.1	Form of Bond Purchase Agreement (for Bonds purchased with cash)*
4.2	Form of Bond Reward Subscription Agreement (for Bond Rewards)*
4.3	Form of Compound Bond Auto-Invest Program information*
6.1	Administrative Services Agreement dated July 16, 2025 by and between Compound Administrative Services LLC and Compound Real Estate Bonds II, Inc.*
9.1	Letter re: Change in Certifying Accountant
11.1	Consent of Auditor

*	Previously filed with the Preliminary Offering Circular dated August 29, 2025, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on September 3, 2026.

Compound Real Estate Bonds II, Inc.

By	/s/ Inderjit Tuli
Inderjit Tuli,
Chief Executive Officer

This report been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Inderjit Tuli	Chief Executive Officer, President and director	September 3, 2026
Inderjit Tuli	(principal executive officer)

/s/ Harminder Singh Burmi	Senior Vice President, Chief Financial Officer and director	September 3, 2026
Harminder Singh Burmi	(principal financial and accounting officer)